EXHIBIT 99

PRESS RELEASE

Scripps declares 2-for-1 stock split and 20 cents per share dividend

For immediate release	(NYSE: SSP	)
July 29, 2004

CINCINNATI, Ohio - The Board of Directors of The E. W. Scripps Company today authorized a 2-for-1 stock split in the form of a 100 percent stock dividend to shareholders of record at the close of business on Aug. 31. Scripps shareholders will receive one additional share for each share held on that date. The stock split will not change the proportionate interest a shareholder maintains in the company.

On April 30 the company announced that the board initiated steps to enable a stock split by proposing an amendment to the company’s articles of incorporation that would double the number of authorized shares of the company’s two classes of common stock. That amendment was approved by the holders of the company’s Common Voting Shares on July 15.

Today the board also declared a quarterly cash dividend of 20 cents ($0.20) per share (pre-split) to shareholders of record at the close of business on Aug. 31.

The additional shares and cash dividend are payable Sept. 10.

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Contact: Tim Stautberg, The E.W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com